Exhibit 19

MARCH 2013 OFFERING LOCK-UP LETTER

LOCK-UP LETTER

       March 7, 2013

To the Representatives (as defined below)
pursuant to the Underwriting Agreement (as defined below)

Ladies and Gentlemen:

The undersigned understands that you, as the Underwriters (as defined below) or, if applicable, as representatives of the several Underwriters (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with NXP Semiconductors N.V., a public company with limited liability (naamloze vennootschap) formed in The Netherlands (the “Company”) and certain shareholders of the Company named in Schedule I of the Underwriting Agreement (the “Selling Shareholders”), providing for the public offering (the “Public Offering”) by the Underwriter or the several Underwriters, as the case may be, named in Schedule II of the Underwriting Agreement (the “Underwriters”) of the ordinary shares, par value €0.20 per share, of the Company, to be sold by the Selling Shareholders (the “Shares”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Underwriters, it will not, during the period (the “Restricted Period”) commencing on the date hereof and ending 45 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, par value €0.20 per share, of the Company (the “Ordinary Shares”) beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into, exercisable or exchangeable for or representing Ordinary Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise.

The foregoing sentence shall not apply to (a) transactions relating to Ordinary Shares or other securities acquired in open market transactions after the completion of the offering of the Shares, (b) transfers of Ordinary Shares or any security convertible into Ordinary Shares as a bona fide gift, (c) distributions or other transfers of Ordinary Shares or any security convertible into Ordinary Shares to family members, partners, members, interest holders or stockholders of the undersigned or of any of the undersigned’s affiliates (as such term is defined in Rule 405 of the Securities Act) or to any investment funds, pension funds, mutual funds or similar entities controlled, managed, advised by or affiliated with the undersigned, provided that (x) in the case of any transfer or distribution pursuant to clause (b) or (c) in excess of 5,000 Ordinary Shares, each donee, distributee or transferee, as the case may be, shall sign and deliver to the Underwriters a lock-up letter in the form of this letter and (y) in the case of any transfer or distribution pursuant to clause (a), (b) or (c), no filing under the Exchange Act reporting a reduction in beneficial ownership of Ordinary Shares shall be required or shall be voluntarily made in respect of the transfer or distribution during the Restricted Period, (d) the sale of any Ordinary Shares or any security convertible into Ordinary Shares in connection with  (x) a “cashless exercise” of options or warrants or (y) the payment of taxes related to such options, warrants or other equity award, (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Ordinary Shares, provided that such plan does not provide for the transfer of Ordinary Shares during the Restricted Period and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the Selling Shareholder or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, (f) the tender of any Ordinary Shares in a public offer for all of the Ordinary Shares, and (g) the sale of the Shares to be sold under the Underwriting Agreement.

In addition, the undersigned agrees that, without the prior written consent of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into, exercisable or exchangeable for or representing Ordinary Shares.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company and the Company’s transfer agent and registrar, as applicable, against the transfer of the undersigned’s Ordinary Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company, the Selling Shareholders and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Selling Shareholders and the Underwriters.

This Agreement shall terminate when (i) the conditions set out in Section 6 of the Underwriting Agreement have not been satisfied or waived by the relevant party by March 31, 2013; or (ii) the Underwriting Agreement terminates pursuant to Section 12 thereof.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

On behalf of PPTL INVESTMENT LP

By:	/s/ Márcio Ávila Barbosa
Name: M. A. Barbosa
Title: Attorney-in-fact

Signature Page to Lock-Up Letter